Exhibit 10.19
CASCAL N.V.
2008 NON-EXECUTIVE DIRECTOR SHARE OWNERSHIP PLAN
ARTICLE 1
ESTABLISHMENT, OBJECTIVES AND DURATION
1.1 ESTABLISHMENT OF THE PLAN. The Cascal 2008 Non-Executive Director Share Ownership Plan (the “Plan”) as set forth in this document was adopted and approved (as applicable) on January 7, 2008 by the management board, the supervisory board and the general meeting of shareholders of Cascal B.V., a Dutch private company with limited liability to be converted to Cascal N.V., a Dutch public limited company (the “Company”), subject to the amendment to the Company’s articles of association whereby a one-tier Board of Directors is established, and effective as of the listing of common shares of the Company on the New York Stock Exchange (the “Effective Date”). Under the terms of the Plan, each Non-Executive Director of the Company may elect to receive Shares equal in value to a portion of the fees over an annual period earned by such Non-Executive Director for the Non-Executive Director’s service on the Board of Directors of the Company.
     1.2 OBJECTIVES OF THE PLAN. The objectives of the Plan are to align the interests of Non-Executive Directors with the interests of shareholders of the Company over the longer term. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Non-Executive Director candidates who can make significant contributions to the Company’s success and to encourage Non-Executive Directors to share in the success of the Company.
     1.3 DURATION OF THE PLAN. The Plan shall commence on the Effective Date, as described in Section 1.1, and shall remain in effect, subject to the right of the Board of Directors and/or the Shareholders to amend or terminate the Plan at any time pursuant to Article 7.
ARTICLE 2
DEFINITIONS
     Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word or words, as the case may be, shall be capitalized:
     “Annual Period” shall have the meaning provided in Section 5.1.

     “Articles” shall mean the Articles of Association of the Company, as the same may be amended from time to time.
     “Board” or “Board of Directors” means the Board of Directors of the Company.
     “Committee” means the Nomination and Compensation Committee of Company.
     “Company” means Cascal N.V., a Dutch public limited company, as well as any successor to the Company as provided in Article 10.
     “Election” shall have the meaning provided in Section 5.1.
     “Effective Date” shall have the meaning ascribed to such term in Section 1.1.
     “Non-Executive Director” means the members of the Board of Directors not responsible for the day-to-day management of the Company.
     “Participant” shall mean a person who is a Non-Executive Director of the Company, as defined in Section 4.1.
     “Rules” shall mean the Board Rules of the Company as the same may be amended from time to time.
     “Shares” shall mean the common shares of the Company.
ARTICLE 3
ADMINISTRATION
     3.1 THE BOARD AND THE COMMITTEE. The Plan shall be administered by the Board, advised by and at the recommendation or proposal of the Committee.
     Where in this Plan reference is made to an authority of the Board to determine, set or establish, select, amend or adjust something (or similar wording to that effect), this shall mean the Board, advised by and at the recommendation or proposal of the Committee.
     3.2 AUTHORITY OF THE BOARD. The Board shall have power to construe and interpret the Plan and to establish, amend or waive rules and regulations for the Plan’s administration. Further, the Board shall make all other determinations which may be necessary or advisable for the administration of the Plan.
     3.3 DECISIONS BINDING. All determinations and decisions made by the Board pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its shareholders, Participants, and their estates and beneficiaries.

ARTICLE 4
ELIGIBILITY AND PARTICIPATION
     4.1 ELIGIBILITY. Persons eligible to participate in this Plan (“Participants”) consist of any Non-Executive Director of the Company.
ARTICLE 5
ELECTION TO RECEIVE PORTION OF DIRECTOR FEE IN SHARES
     5.1 ELECTION TO RECEIVE SHARES. Subject to the terms of the Plan, each Participant may elect within 30 days of the date of the Company’s annual meeting of shareholders to receive Shares as a portion of the fees for service as a Non-Executive Director of the Company that will be earned by such Participant for the Participant’s service as a Non-Executive Director of the Company for the period from the date of such annual meeting until the next annual meeting of shareholders of the Company (“Annual Period”). Participants who make such election (an “Election”) will receive an amount of Shares equal in value to the cash amount of the fee earned by a Non-Executive Director for the first three months of this Annual Period, while such Non-Executive Director’s fees for service for the remaining nine months of this Annual Period will be paid in cash, subject to all required withholdings.
     5.2 VALUE OF THE SHARES. For the purpose of determining the number of shares that will equal the cash value of the director fee for the first three months of the Annual Period, each of the Shares shall have a value equal to the average closing trading price of the Company’s common shares for the last 20 trading days preceding the commencement of the Annual Period.
     5.3 SHARES AVAILABLE FOR ISSUANCE. The number of Shares issued under the Plan shall not exceed an aggregate of 22,000 Shares.
     5.4 PRO RATA ALLOCATION. If the Company shall not have sufficient Shares authorized to be issued under the Plan to satisfy all elections to receive Shares in lieu of cash, then persons electing to receive Shares shall have their allocation of Shares reduced pro rata such that any portion of a Non-Executive Director’s fee for director service for the initial three months of any Annual Period that is not paid in Shares will be paid in cash.
     5.5 CAPITAL RESTRUCTURE. In the event of a restructuring of the capital structure of the Company, the Board, in its discretion, may adjust the number of Shares to be issued in connection with an Election to take into account the effect of such change in the Company’s capital stock.

ARTICLE 6
BENEFICIARY DESIGNATION
     Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any Shares issued pursuant to an Election made by a Participant under the Plan are to be issued in case of his or her death. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Board, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, Shares for which an Election has been made but that have not been issued at the Participant’s death shall be issued to the Participant’s estate.
ARTICLE 7
AMENDMENT AND TERMINATION
     7.1 AMENDMENTS.
     The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan (i) would materially increase the benefits accruing to Participants under this Plan, (ii) would materially modify the requirements for participation in this Plan or (iii) must otherwise be approved by the general meeting of shareholders of the Company in order to comply with applicable law or the rules of the principal securities exchange upon which the Shares are traded or quoted, then such amendment will be subject to the approval of the general meeting of shareholders and will not be effective unless and until such approval has been obtained.
     7.2 TERMINATION. The Board may, in its discretion, terminate this Plan at any time.
     7.3 SHARES FOR WHICH AN ELECTION IS PREVIOUSLY MADE. No termination or amendment of the Plan shall adversely affect in any material way any Election to receive Shares previously made under the Plan, without the written consent of the Participant making such Election.
ARTICLE 8
WITHHOLDING
     The Company or the relevant member of the Group shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company or the relevant member of the Group, an amount sufficient to satisfy any federal, state, and local income, employment, social security or other taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.
ARTICLE 9
INDEMNIFICATION
     Each person who is or shall have been a member of the Board, shall be indemnified by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from the defense of any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan. Such person shall be indemnified by the Company for all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles or Rules, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
ARTICLE 10
SUCCESSORS
     All obligations of the Company under the Plan with respect to Elections to receive Shares shall be binding on any successor to the Company arising as a result of merger, consolidation, or otherwise.
ARTICLE 11
LEGAL CONSTRUCTION
     11.1 GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein shall also include the feminine, the plural shall include the singular, and the singular shall include the plural.
     11.2 SEVERABILITY. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

     11.3 REQUIREMENTS OF LAW. An Election to receive Shares and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
     11.4 GOVERNING LAW. The Plan shall be construed in accordance with and governed by the laws of the United Kingdom, without giving effect to the conflict of laws principles thereof.